As filed with the Securities and Exchange Commission on July 28, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in charter)

Oregon	93-0557988
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NORTHWEST PIPE COMPANY

2007 STOCK INCENTIVE PLAN

Brian W. Dunham

President and Chief Executive Officer

Northwest Pipe Company

5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661

(360) 397-6250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory E. Struxness, Esq.

Ater Wynne LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share (3)	600,000 shares	$49.90	$29,940,000	$1,176.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalization or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Company’s common stock as reported on the Nasdaq National Market on July 22, 2008 in accordance with Rule 457 under the Securities Act of 1933.

(3)	Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-K of Northwest Pipe Company (the “Company” or the “Registrant”) for the year ended December 31, 2007 filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 9, 2008

(c) The Company’s Current Reports on Form 8-K filed with the SEC on March 5, 2008, April 23, 2008 and July 23, 2008.

(d) The description of the Company’s common stock, which is contained in a Registration Statement on Form 8-A filed with the SEC on November 2, 1995.

(e) The description of the Company’s Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed with the SEC on July 1, 1999.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of the Company’s Second Restated Articles of Incorporation (the “Articles”) eliminates the personal liability of the Company’s directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities. The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Number	Description

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.0	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	2007 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement dated April 20, 2007 filed with the Securities and Exchange Commission on April 26, 2007)

Item 9.	Undertakings

a. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

b. The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d. The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

e. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

f. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Vancouver, State of Washington, on the 28th day of July, 2008.

NORTHWEST PIPE COMPANY

By	/s/ Brian W. Dunham
Brian W. Dunham
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William R. Tagmyer and Brian W. Dunham and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 28, 2008.

[Signatures on following page]

Signature	Title

/s/ Brian W. Dunham Brian W. Dunham	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Stephanie J. Welty Stephanie J. Welty	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ William R. Tagmyer William R. Tagmyer	Chairman of the Board of Directors

Michael C. Franson	Director

/s/ Wayne B. Kingsley Wayne B. Kingsley	Director

Keith R. Larson	Director

/s/ Richard A. Roman Richard A. Roman	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of PricewaterhouseCoopers LLP

24.0	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	2007 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement dated April 20, 2007 filed with the Securities and Exchange Commission on April 26, 2007)